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                                                                  EXHIBIT 10j(i)

Description of Amendment and Administrative Change to Bell Atlantic 1985 Incentive Stock Option Plan (the "Stock Option Plan")


On August 14, 1997, the merger of a subsidiary of Bell Atlantic Corporation (the "Corporation") with a subsidiary of NYNEX Corporation was culminated, and, on that date, the Human Resources Committee ("HRC") of the Board of Directors of the Corporation approved certain plan amendments and changes to administrative policies with respect to the Stock Option Plan, which is a short term incentive program for executive officers of the Corporation and for other "Senior Managers" of the Corporation and its subsidiaries. The HRC action was effective immediately as of the date of approval.

Pursuant to the action of the HRC, the program shall apply to the top 200-300 "Senior Managers" of the Corporation and its subsidiaries.

The HRC approved a schedule of projected dollar values for annual stock option grants, as a multiple of a Senior Manager's annual rate of base salary which is in effect at the time of the grant.

On September 23, 1997, the HRC approved a temporary change in the rules relating to the permissible period of exercise of outstanding options under the Stock Option Plan for optionees who separate from service after the Merger closing date and on or before December 31, 1999 (the "Merger Transition Period"), under circumstances in which an employee who is not disabled and not eligible to retire would, under the previously applicable rule, have 90 days to exercise any then-outstanding options (such circumstances are referred to herein as a "Company-Initiated Separation Without Cause");

Pursuant to the HRC's action, if an optionee with outstanding options under the Stock Option Plan (1) separates from service during the Merger Transition Period, and (2) the separation from service is pursuant to a Company-Initiated Separation Without Cause, and (3) the optionee executes and delivers a comprehensive legal release to the administrator of the Stock Option Plan, then any such outstanding stock options shall remain exercisable until the fifth anniversary of the separation from service date (or, if earlier, the tenth anniversary of the respective dates of grant of the various outstanding options); provided, however, if the optionee declines to deliver such an executed legal release, the options shall expire at the end of the 90th day following the separation from service.